UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

iStar Financial Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

1114 Avenue of the Americas, 39th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

iStar Financial Inc. (the “Company”) today commenced a public offering of its senior unsecured notes.  The preliminary prospectus, dated October 9, 2007, by which the notes are being offered contains the following information under the heading “Recent Developments.”

Accounting for Derivatives

For the three months ending September 30, 2007, the Company expects that it will record a cumulative non-cash out of period charge of $12.1 million to reflect a cumulative reduction in the fair value of three interest rate swaps which the Company has determined did not qualify for hedge accounting within the meaning of Statement of Financial Auditing Standards No. 133 (“SFAS 133”).  This charge will be partially offset by an increase in the fair value of the swaps of approximately $8.4 million during the third quarter, resulting in a net charge of approximately $3.7 million for the quarter ending September 30, 2007.

The application of hedge accounting generally requires the Company to evaluate the effectiveness of its hedging relationships on an ongoing basis and to calculate the changes in fair value of its hedging instruments and related hedged items independently.  This is known as the “long-haul” method of hedge accounting.  Transactions that meet more stringent criteria may qualify for the “short-cut” method of hedge accounting in which an assumption can be made that the change in fair value of a hedged item exactly offsets the change in value of the related derivative.

The Company determined that it incorrectly applied the “short-cut” method of hedge accounting to three interest rate swaps which the Company entered into in 2003 in connection with its issuance of fixed rate debt securities.  Since the swaps were incorrectly designated as qualifying for short-cut hedge accounting, and the Company did not test the hedging relationships periodically for effectiveness, the provisions of SFAS 133 do not allow the Company to apply retroactively the “long-haul” method, although the swaps would have qualified for long-haul hedge accounting treatment if they had been documented that way at their inception.

The Company will record the cumulative non-cash out of period charge of $12.1 million in its statement of operations for the three months ending September 30, 2007, rather than restating prior periods.  The charge reflects a cumulative loss in the fair value of the swaps from the time they were entered into through June 30, 2007 and will be recorded as an increase to Debt Obligations and Other Expenses.

The Company has concluded that the cumulative loss is not material to any of its previously issued financial statements for any period.  Taking the cumulative charge in any year from 2003 through 2006, would have impacted net income by 2.5% or less. Further, the Company has concluded that the cumulative loss is not material to the quarter ending September 30, 2007, nor is it expected to be material to the current fiscal year.  This charge will be partially offset by an increase in the fair value of the swaps of approximately $8.4 million during the third quarter, resulting in a net charge of approximately $3.7 million for the quarter ending September 30, 2007.

The Company redesignated the swaps and all of its other derivative contracts in September 2007 to qualify for long-haul accounting.  The Company anticipates that the mark-to-market of the Company’s derivative contracts and hedged items will result in some volatility in the Company’s income statement prospectively, although there will be no actual adverse economic impact to the Company and no effect on the non-GAAP financial measure of adjusted earnings which the Company regularly reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: October 9, 2007	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: October 9, 2007	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer